UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 7, 2022

GOLDEN MATRIX GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41326	46-1814729
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D131

Las Vegas, NV 89103

(Address of principal executive offices)(zip code)

Registrant’s telephone number, including area code: (702) 318-7548

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value Per Share	GMGI	The NASDAQ Stock Market LLC (The NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective on December 7, 2022, Golden Matrix Group, Inc. (the “Company”), entered into a Software License Agreement (the “License Agreement”) with Elray Resources Inc. (“Elray”). Mr. Anthony Brian Goodman, Chief Executive Officer, President, Secretary, Treasurer and Chairman of the Company and Weiting ‘Cathy’ Feng, Chief Operating Officer and director of the Company, currently serve as Chief Executive Officer, President, Chief Financial Officer, Secretary and Director (Goodman) and Treasurer and Director (Feng) of Elray.

Elray operates, manages, and maintains a blockchain online gaming operation and provides blockchain currency technology to licensed casino operators.

Pursuant to the License Agreement, which was effective as of December 1, 2022, the Company granted Elray a non-exclusive, non-licensable, non-sublicensable, non-assignable and non-transferable license for the use and further distribution of certain of the Company’s online games (as such games may be expanded from time to time), subject to certain exceptions, and in certain approved territories where the Company or Elray holds required licenses and/or certifications, which list of approved territories may be updated from time to time. The license provides Elray the right to use the online games solely for the purpose of running an online blockchain casino enterprise.

The License Agreement also includes a right of first refusal for the Company to provide certain branded gaming content to Elray during the term of the agreement.

Pursuant to the License Agreement we are required to maintain all permits for the use of the licensed games and operate the platform on which the games will be integrated.

The License Agreement has an initial term of 24 months, commencing from the Go-Live Date, and continues thereafter indefinitely unless or until either party has provided the other at least six months written notice of termination, provided that the agreement can be terminated earlier by a non-breaching party upon the material breach of the agreement by the other party, subject to a 15 day cure right; by one party if the other party enters into bankruptcy proceedings; or in the event Elray loses rights to any required permits or licenses. Additionally, we may immediately terminate the License Agreement if Elray is unable to comply with certain due diligence requirements set forth in the agreement on a timely basis; if there is threatened or instigated enforcement proceedings or actions against the Company in connection with the agreement or a governmental or governing body orders, notifies or recommends that the Company prevent Elray from using the licensed games; or if the continuation of the agreement will have a detrimental impact on the Company.

The License Agreement contains customary representations, warranties and covenants of the parties, including confidentiality obligations; customary limitations of liability (which total liability under the agreement of each party is limited to 100,000 Euros); and restrictions on Elray’s ability to distribute and reverse engineer the licensed games. As part of the License Agreement, we and Elray entered into a customary Service Level Agreement to govern the management and maintenance of the licensed games.

In consideration for licensing the online games to Elray, Elray agreed to pay the Company a monthly license fee equal to 125% of the Company’s costs of such games. Elray also agreed to pay the Company a 10,000 Euro deposit under the agreement, paid no later than the date of integration of the licensed software. The deposit is refundable upon the termination of the agreement. For participation in the progressive jackpot games, Elray is required to make an advance payment of 5,000 Euros.

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The Company’s entry into the License Agreement was approved by the Board of Directors of the Company, with Mr. Goodman and Ms. Feng abstaining from such vote, and the Company’s Audit Committee, which is made up of independent directors, which committee is tasked with approving related party transactions of the Company.

The description of the License Agreement above is not complete and is qualified in its entirety by the full text of the License Agreement, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated into this Item 1.01 by reference in its entity.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Software License Agreement between Elray Resources Inc. and Golden Matrix Group, Inc., effective December 1, 2022
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLDEN MATRIX GROUP, INC.

Date: December 12, 2022	By:	/s/ Anthony Brian Goodman
Anthony Brian Goodman
Chief Executive Officer

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